Exhibit 99.2
Town Sports International, Inc. Announces Results for Cash Tender Offer for Outstanding Debt Securities
NEW YORK, June 8, 2006 —Town Sports International, Inc. (the “Company”) announced today the expiration, as of Midnight (New York City time) on June 7, 2006, of the Company’s cash tender offer to purchase up to $85,000,000 aggregate principal amount of its 9 5/8% senior notes due 2011 (the “Notes”) and its acceptance for payment of $85,000,000 aggregate principal amount of the Notes validly tendered. As of Midnight (New York City time) on June 7, 2006, approximately $237.1 million aggregate principal amount of Notes had been validly tendered. The Company will purchase $85,000,000 aggregate principal amount of Notes, pro rata in an amount per tendering holder of Notes equal to (1) a fraction, the numerator of which is such Holder’s total aggregate principal amount of Notes tendered, and the denominator of which is the total aggregate principal amount of Notes tendered, multiplied by (2) $85,000,000.
Holders that validly tendered their Notes on or prior to 5:00 P.M. (New York City time) on May 12, 2006 (the “Early Tender Payment Deadline”) are entitled to receive $1,080.04 per $1,000 principal amount of Notes tendered, consisting of the regular tender payment of $1,065.04 per $1,000 principal amount of Notes tendered plus an early tender payment of $15.00 per $1,000 principal amount of Notes tendered. Holders that validly tendered their Notes after the Early Tender Payment Deadline will be entitled to the regular tender payment of $1,065.04 per $1,000 principal amount of Notes tendered.
Deutsche Bank Securities Inc. acted as the exclusive dealer manager and consent solicitation agent for the Company’s tender offer.
This press release is for informational purposes only and is not an offer to purchase any Notes. The offer may be made only pursuant to the terms of the Statement and Letter of Transmittal and Consent.
About Town Sports International, Inc.:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 fitness clubs and 432,000 members as of March 31, 2006. In addition, as of March 31, 2006, the Company operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.